As filed with the Securities and Exchange Commission on June 11, 2008
                                                     Registration No. 333-122158
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM F-6
                             REGISTRATION STATEMENT
                                      UNDER
     THE SECURITIES ACT OF 1933 FOR AMERICAN DEPOSITARY SHARES EVIDENCED BY
                          AMERICAN DEPOSITARY RECEIPTS

                               -------------------

                                 PSIVIDA LIMITED
   (Exact name of issuer of deposited securities as specified in its charter)

                               -------------------

                                       N/A
                   (Translation of issuer's name into English)

                               -------------------

                  Western Australia, Commonwealth of Australia
            (Jurisdiction of incorporation or organization of issuer)

            ---------------------------------------------------------

                                 CITIBANK, N.A.
             (Exact name of depositary as specified in its charter)

                               -------------------

                                 399 Park Avenue
                            New York, New York 10043
                                 (212) 816-6690
    (Address, including zip code, and telephone number, including area code, of depositary's principal executive offices)

                         -------------------------------

                           Corporation Service Company
                     1133 Avenue of the Americas, Suite 3100
                            New York, New York 10036
                  Attn: Merryl Wiener Assistant Vice President
                            Telephone: (212) 299-5600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                -------------------------------------------------

                                   Copies to:

       Mary E. Weber, Esq.                           Herman H. Raspe, Esq.
         Ropes & Gray LLP                     Patterson Belknap Webb & Tyler LLP
     One International Place                      1133 Avenue of the Americas
   Boston, Massachusetts 02110                     New York, New York 10036
    Telephone: (617) 951-7391                      Telephone: (212) 336-2101

                -------------------------------------------------

             Deregistration of unissued American Depositary Shares.

      The registrant hereby de-registers 59,935,344 American Depositary Shares that were registered under this Registration Statement No. 333-122158, in respect of which no shares have been deposited with the depositary, and which therefore have not been, and will not be, issued.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. EXHIBITS

            (a) Deposit Agreement, dated as of January 24, 2005, by and among pSivida Limited (the "Company"), Citibank, N.A., as the depositary (the "Depositary"), and the Holders and Beneficial Owners of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") issued thereunder. -- Previously filed as Exhibit (a) to Form F-6 Registration Statement No. 333-122158 and incorporated herein by reference.

            (b)(i) Letter Agreement, dated June 11, 2008, by and among the Company, the Depositary and Computershare Trust Company National Association. -- Filed herein as Exhibit (b)(i).

            (b)(ii) Letter Agreement, dated July 5, 2007, by and between the Company and the Depositary. -- Filed herein as Exhibit (b)(ii).

            (b)(iii) Letter Agreement, dated May 15, 2007, by and between the Company and the Depositary. -- Filed herein as Exhibit (b)(iii).

            (b)(iv) Letter Agreement, dated September 14, 2006, by and between the Company and the Depositary. -- Filed herein as Exhibit (b)(iv).

            (b)(v) Letter Agreement, dated December 30, 2005, by and between the Company and the Depositary. -- Filed herein as Exhibit (b)(v).

            (b)(vi) Letter Agreement, dated November 16, 2005, by and between the Company and the Depositary. -- Filed herein as Exhibit (b)(vi).

            (b)(vii) Letter Agreement, dated August 24, 2005, by and between the Company and the Depositary. -- Filed herein as Exhibit (b)(vii).

            (c) Every material contract relating to the deposited securities between the Depositary and the issuer of the deposited securities in effect at any time within the last three years. -- None.

            (d) Opinion of counsel for the Depositary as to the legality of the securities to be registered. -- Previously filed as Exhibit (d) to Form F-6 Registration Statement No. 333-122158 and incorporated herein by reference.

            (e) Certificate under Rule 466. -- None.

            (f) Powers of Attorney for certain officers and directors and the authorized representative of the Company. -- None.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, Citibank, N.A., acting solely on behalf of the legal entity created by the Deposit Agreement, dated as of January 24, 2005, by and among pSivida Limited, Citibank, N.A., as the depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form F-6 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of June, 2008.

                                    Legal entity created by the Deposit
                                    Agreement, dated as of January 24, 2005, by and among pSivida Limited, Citibank, N.A., as the depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.

                                    CITIBANK, N.A., solely in its capacity as Depositary


                                    By: /s/ Susan A. Lucanto
                                        ----------------------------------------
                                        Name:  Susan A. Lucanto
                                        Title: Vice President

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, pSivida Limited certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form F-6 to be signed on its behalf by the undersigned thereunto duly authorized on this 9th day of June of 2008.

                                                    PSIVIDA LIMITED


                                                    By: /s/ Paul Ashton
                                                        ------------------------
                                                        Name:  Paul Ashton
                                                        Title: Managing Director

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the following capacities on June 9, 2008.

          Signature                                   Title
          ---------                                   -----


/s/   David J. Mazzo                     Non-Executive Chairman
-----------------------------
      David J. Mazzo


/s/     Paul Ashton                      Managing Director
-----------------------------            (Principal Executive Officer)
        Paul Ashton


/s/   Michael J. Soja                    Vice President, Finance and
-----------------------------            Chief Financial Officer (Principal
      Michael J. Soja                    Accounting Officer)


/s/    Michael Rogers                    Non-Executive Director
-----------------------------
       Michael Rogers


/s/ Katherine Woodthorpe                 Non-Executive Director
-----------------------------
    Katherine Woodthorpe


/s/ Ann R. Shilling                      Authorized Representative
-----------------------------            in the United States
 Corporation Service Company             (Assistant VP)

                                Index to Exhibits

Exhibit        Document
-------        --------

(b)(i)         Letter Agreement, dated June 11, 2008.

(b)(ii)        Letter Agreement, dated July 5, 2007.

(b)(iii)       Letter Agreement, dated May 15, 2007.

(b)(iv)        Letter Agreement, dated September 14, 2006.

(b)(v)         Letter Agreement, dated December 30, 2005.

(b)(vi)        Letter Agreement, dated November 16, 2005.

(b)(vii)       Letter Agreement, dated August 24, 2005.